EXHIBIT 99.1

News Release

Sunoco Logistics Partners L.P. 1801 Market Street Philadelphia, Pa. 19103-1699

For further information contact:	For release: 5.00 p.m. January 19, 2005
Jerry Davis (media) 215-977-6298
Colin Oerton (investors) 215-977-6350

No. 2

SUNOCO LOGISTICS PARTNERS L.P. REPORTS FOURTH QUARTER
AND YEAR-END RESULTS AND DECLARES INCREASED FOURTH QUARTER
DISTRIBUTION OF $0.625 PER COMMON AND SUBORDINATED UNIT

     PHILADELPHIA, January 19, 2005 – Sunoco Logistics Partners L.P. (NYSE: SXL) today announced net income for the fourth quarter ended December 31, 2004 of $14.7 million, or $0.57 per limited partner unit on a diluted basis, compared with $12.9 million for the fourth quarter of 2003, or $0.54 per limited partner unit on a diluted basis. For the year ended December 31, 2004, net income was $57.0 million compared with $59.4 million for the year ended December 31, 2003.

     Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., also declared an increased cash distribution for the fourth quarter 2004 of $0.625 per common and subordinated partnership unit ($2.50 annualized) payable February 14, 2005 to unitholders of record on January 28, 2005, an increase of $0.0125 per partnership unit on a quarterly basis ($0.05 annualized increase).

     “The underlying cash flow of the base business continues to be strong due to solid operations during the fourth quarter,” said Deborah M. Fretz, President and Chief Executive Officer, “as well as due to the four accretive acquisitions added during the year. As a result, we are declaring a 2.0 percent increase in our quarterly distribution to $0.625 or $2.50 annually. This increase represents our seventh consecutive quarterly distribution increase.”

     Net income for the fourth quarter 2004 was $14.7 million, a $1.8 million increase from net income of $12.9 million for the fourth quarter 2003. The quarter over quarter increase includes a $2.3 million recovery of refined product line losses from pipeline shippers associated with meter measurement inaccuracies in the Eastern Pipeline System which primarily occurred in the third quarter of 2004, partially offset by the absence in the current quarter of a $1.2 million gain in the fourth quarter 2003 relating to the settlement of a claim at the Nederland Terminal. The balance of the favorable variance between the quarters is due primarily to higher Terminal Facilities and Eastern Pipeline System revenues and the operating results of recent acquisitions, partially offset by an increase in Terminal Facilities tank maintenance expenses, lower equity income from the joint venture interests, and costs related to complying with Sarbanes-Oxley.

     For the year ended December 31, 2004, net income decreased $2.4 million to $57.0 million due mainly to the items noted previously, $1.8 million for accelerating depreciation expense related to the Partnership’s refined product terminals, lower volumes at the Eastern Pipeline System as a result of turnarounds at Sunoco, Inc.’s Toledo refinery in March 2004 and Marcus Hook refinery in September 2004, higher Eastern Pipeline System and Terminal Facilities operating and maintenance expenses, lower equity income from the joint venture interests, and costs related to complying with Sarbanes-Oxley, partially offset by an increase in revenues at the Terminal Facilities and Eastern Pipeline System and the operating results from the acquisitions. In reviewing the financial results for the year ended December 31, 2004, the Partnership determined that previously reported net income for the first three quarters of 2004 should be reduced by $0.6 million in the first quarter, $0.5 million in the second quarter, and $0.4 million in the third quarter. These net reductions were due to the timing of accounting for accelerating depreciation of the Partnership’s refined product terminal system assets related to an equipment upgrade program. These upgrades will enhance the services provided by the Partnership to existing customers and will facilitate obtaining additional third-party business.

Segmented Fourth Quarter Results

Eastern Pipeline System

     Operating income for the Eastern Pipeline System increased $0.6 million to $9.6 million for the fourth quarter 2004 from $9.0 million for the fourth quarter 2003. Sales and other operating revenue increased from $23.9 million for the prior year’s fourth quarter to $26.0 million for the fourth quarter 2004 due mainly to an increase in total shipments, partially offset by lower revenue per barrel mile. The increase in shipments was principally the result of higher refined product throughput on the Harbor pipeline, which was due mainly to the acquisition of an additional one-third interest in late June 2004 and Sunoco, Inc.’s January 2004 purchase of the Eagle Point, New Jersey refinery. Other income decreased $1.2 million to $2.1 million for the fourth quarter 2004 due primarily to a decrease in joint venture interest equity income. This decrease includes lower results from the Explorer Pipeline due to remediation costs incurred related to a refined product release and higher costs at the other joint venture interests. Total expenses increased from $18.2 million for the prior year’s fourth quarter to $18.5 million for the fourth quarter 2004 due principally to an increase in scheduled maintenance costs, the inclusion of an additional one-third interest in the Harbor pipeline, and higher fuel and power costs associated with the increase in overall volumes, partially offset by the $2.3 million recovery of certain product line losses from pipeline shippers due to meter measurement inaccuracies which primarily occurred in the third quarter 2004.

Terminal Facilities

     The Terminal Facilities business segment had a $0.3 million decrease in operating income to $8.1 million for the fourth quarter 2004 from $8.4 million for the prior year’s fourth quarter. Sales and other operating revenue increased $5.5 million from the prior year’s quarter to $27.8 million for the fourth quarter 2004 due primarily to the acquisition of the Eagle Point logistics assets from Sunoco, Inc. on March 30, 2004, the purchase of two refined product terminals located in Baltimore, Maryland and Manassas, Virginia on April 28, 2004, and the acquisition of a refined product terminal located in Columbus, Ohio on November 30, 2004. In addition, the Nederland Terminal, the Fort Mifflin Terminal Complex, and the Partnership’s other refined product terminals all experienced increases in both volumes and revenues from the prior year’s quarter. Other income decreased $1.1 million from the prior year’s fourth quarter due mainly to the $1.2 million gain recognized in the fourth quarter 2003 related to the settlement of a claim at the Nederland Terminal noted previously.

     Operating expenses increased $3.1 million from the prior year’s quarter to $12.4 million for the fourth quarter 2004 due principally to the expenses associated with the acquired assets and an increase in operating and scheduled maintenance costs at the refined product terminals and the Fort Mifflin Terminal Complex. Depreciation and amortization increased $1.5 million to $4.0 million for the fourth quarter 2004 due primarily to accelerating depreciation of certain refined product terminal system assets mentioned previously and depreciation on the assets acquired.

Western Pipeline System

     Operating income for the Western Pipeline System increased $1.5 million to $2.2 million for the fourth quarter 2004 from $0.7 million for the fourth quarter 2003. The increase was primarily the result of higher lease acquisition margins, partially offset by an increase in scheduled pipeline maintenance and integrity management expenses. Total revenues and cost of products sold and operating expenses increased in the fourth quarter 2004 compared with the prior year’s fourth quarter due primarily to an increase in the price of crude oil. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $48.27 per barrel for the fourth quarter 2004 from $31.18 per barrel for the fourth quarter 2003.

Segmented Year End Results

Eastern Pipeline System

     The Eastern Pipeline System experienced a $2.8 million decrease in operating income from $37.1 million for the year ended December 31, 2003 to $34.3 million for the year ended December 31, 2004. Sales and other operating revenue increased $3.3 million to $97.4 million for 2004 principally as a result of an increase in total shipments, partially offset by lower revenue per barrel mile. The increase in shipments was primarily the result of higher refined product throughput on the Harbor pipeline mentioned previously and higher crude oil throughput on the Marysville to Toledo pipeline, partially offset by a decline in volumes as a result of planned turnarounds at Sunoco, Inc.’s Toledo refinery in March 2004 and Marcus Hook refinery in September 2004. Other income decreased $0.4 million to $11.7 million for 2004 due to a decrease in equity income from the joint venture interests. Total expenses increased $5.7 million to $74.9 million for 2004 due mainly to an increase in scheduled maintenance costs, the inclusion of an additional one-third interest in the Harbor pipeline, and higher fuel and power costs associated with the increase in volumes.

Terminal Facilities

     Operating income at the Terminal Facilities business segment increased $2.3 million to $32.8 million for the year ended December 31, 2004 compared with $30.5 million for the prior year. Sales and other operating revenue increased $14.3 million to $106.0 million for 2004 due principally to revenues from the acquired assets mentioned previously, an increase in the Nederland Terminal’s volumes, and higher volumes at the refined product terminals and the Fort Mifflin Terminal Complex. The Nederland

Terminal’s volumes increased from the prior year due to a full year’s utilization in 2004 of two new tanks constructed in 2003 and higher utilization of previously existing tankage due to improved market conditions for crude oil imports. Other income decreased $1.1 million from the prior year due mainly to the gain recognized in the fourth quarter 2003 related to the settlement of a claim at the Nederland Terminal noted previously.

     Operating expenses increased $6.5 million to $45.0 million for 2004 due mainly to expenses associated with the acquired assets, non-routine dredging activity on the Delaware River at the Fort Mifflin Terminal docks in the first quarter 2004, and an increase in scheduled tank maintenance costs at the Nederland Terminal and the refined product terminals. Depreciation and amortization increased $4.2 million to $15.1 million for 2004 due primarily to accelerating depreciation of certain refined product terminal assets discussed earlier and depreciation on the assets acquired.

Western Pipeline System

     Operating income for the Western Pipeline System was $10.3 million for the year ended December 31, 2004 compared with $11.9 million for the prior year. The decrease was primarily the result of lower lease acquisition margins and volumes. It was also caused by lower equity income from the West Texas Gulf Pipe Line due to a decline in demand for domestic crude oil transported on this pipeline from the prior year and the temporary shutdown of a significant connecting pipeline due to planned refinery turnarounds during the first half of 2004. Total revenues and cost of products sold and operating expenses increased in 2004 compared with the prior year due mainly to an increase in the price of crude oil, partially offset by a decline in lease acquisition and bulk volumes. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $41.34 per barrel for the year ended December 31, 2004 from $31.02 per barrel for 2003.

Other Analysis

Financing Costs

     Net interest expense was relatively unchanged at $5.2 million for the fourth quarter 2004 and $20.3 million for the year ended December 31, 2004, compared with the prior year periods. Total debt outstanding at December 31, 2004 of $313.3 million consists of $248.8 million of the Senior Notes and $64.5 million of borrowings under the Partnership’s credit facility. On November 22, 2004, the Partnership entered into a new, five-year $250 million Credit Facility. This Credit Facility replaced the previous credit agreement, which was scheduled to mature on January 31, 2005.

Capital Expenditures

     Maintenance capital expenditures of $14.2 million for the fourth quarter 2004 and $30.8 million for the year ended December 31, 2004 were relatively unchanged from the prior year periods. Management anticipates maintenance capital expenditures, excluding reimbursable amounts under agreements discussed below, to be approximately $27 million for the year ended December 31, 2005.

     Expansion capital expenditures for the fourth quarter 2004 consisted primarily of the acquisition of a refined product terminal in Columbus, Ohio on November 30, 2004 for approximately $8.0 million, pipeline connections and new truck stations in the Western Pipeline System, and refined product terminal system equipment. Expansion capital expenditures for the year ended December 31, 2004 consisted primarily of the fourth quarter 2004 items noted previously and the acquisition of the Eagle Point logistics assets from Sunoco on March 30 for $20.0 million, the purchase of two refined product terminals on April 28 for $12.0 million, and the purchase of an additional one-third interest in the Harbor pipeline on June 28 for $7.3 million.

Reimbursements Under Agreements with Sunoco

     Under agreements with Sunoco, the Partnership received reimbursement of $4.0 million and $3.8 million for the fourth quarter 2004 and 2003, respectively, and $7.0 million and $5.3 million for the years ended December 31, 2004 and 2003, respectively, for certain maintenance capital expenditures and operating expenses associated with improvements to certain assets and costs incurred on pipeline integrity management in excess of $8.0 million annually. The reimbursement of these amounts is recorded by the Partnership as capital contributions.

Sunoco Logistics Partners L.P.
Financial Highlights
(in thousands, except units and per unit amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
Income Statement	2004	2003	2004	2003
Sales and other operating revenue	$1,031,795	$631,353	$3,451,285	$2,657,473
Other income	2,883	5,111	13,932	16,730

Total Revenues	1,034,678	636,464	3,465,217	2,674,203

Cost of products sold and operating expenses	994,308	599,267	3,307,480	2,519,160
Depreciation and amortization	8,354	6,645	31,933	27,157
Selling, general and administrative expenses	12,156	12,473	48,449	48,412

Total costs and expenses	1,014,818	618,385	3,387,862	2,594,729

Operating income	19,860	18,079	77,355	79,474
Net interest expense	5,194	5,218	20,324	20,040

Net Income*	$14,666	$12,861	$57,031	$59,434

Calculation of Limited Partners’ interest:
Net Income	$14,666	$12,861	$57,031	$59,434
Less: General Partner’s interest	(884)	(430)	(2,828)	(1,423)

Limited Partners’ interest in Net Income	$13,782	$12,431	$54,203	$58,011

Net Income per Limited Partner unit
Basic	$0.57	$0.55	$2.29	$2.55

Diluted	$0.57	$0.54	$2.27	$2.53

Weighted average Limited Partners’ units outstanding:
Basic	23,988,734	22,771,793	23,666,211	22,771,793

Diluted	24,267,505	22,936,932	23,907,151	22,894,520

Capital Expenditure Data:
Maintenance capital expenditures	$14,249	$14,084	$30,829	$30,850
Expansion capital expenditures	15,967	878	64,754	10,226

Total	$30,216	$14,962	$95,583	$41,076

	December 31,
	2004	2003
Balance Sheet Data (at period end):
Cash and cash equivalents	$52,660	$50,081
Total Debt	313,305	313,136
Total Partners’ Capital	454,503	400,871

*	Previously reported Net Income for the first three quarters of 2004 has been reduced by $0.6 million in the first quarter, $0.5 million in the second quarter, and $0.4 million in the third quarter.

Sunoco Logistics Partners L.P.
Earnings Contribution by Business Segment
(in thousands, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Eastern Pipeline System:
Sales and other operating revenue	$25,951	$23,863	$97,439	$94,161
Other income	2,110	3,337	11,701	12,147

Total Revenues	28,061	27,200	109,140	106,308

Operating expenses	11,095	10,701	45,769	40,000
Depreciation and amortization	2,882	2,658	11,005	10,630
Selling, general and administrative expenses	4,493	4,808	18,077	18,560

Operating Income	$9,591	$9,033	$34,289	$37,118

Terminal Facilities:
Sales and other operating revenue	$27,773	$22,312	$105,952	$91,668
Other income	3	1,131	16	1,146

Total Revenues	27,776	23,443	105,968	92,814

Operating expenses	12,417	9,367	45,011	38,521
Depreciation and amortization	4,008	2,483	15,115	10,925
Selling, general and administrative expenses	3,272	3,242	13,036	12,913

Operating Income	$8,079	$8,351	$32,806	$30,455

Western Pipeline System:
Sales and other operating revenue	$978,071	$585,178	$3,247,894	$2,471,644
Other income	770	643	2,215	3,437

Total Revenues	978,841	585,821	3,250,109	2,475,081

Cost of products sold and operating expenses	970,796	579,199	3,216,700	2,440,639
Depreciation and amortization	1,464	1,504	5,813	5,602
Selling, general and administrative expenses	4,391	4,423	17,336	16,939

Operating Income	$2,190	$695	$10,260	$11,901

Sunoco Logistics Partners L.P.
Operating Highlights
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	63,185,669	56,587,604	59,173,047	55,323,880
Revenue per barrel mile (cents)	0.446	0.458	0.450	0.466
Terminal Facilities:
Terminal throughput (bpd):
Nederland terminal	473,043	416,174	487,828	441,701
Other terminals (3)	1,079,837	743,652	976,426	762,693
Western Pipeline System: (1)
Crude oil pipeline throughput (bpd)	299,612	300,023	298,797	304,471
Crude oil purchases at wellhead (bpd)	187,129	185,968	186,827	193,176
Gross margin per barrel of pipeline throughput (cents) (4)	21.1	16.2	23.2	22.9

(1)	Excludes amounts attributable to equity ownership interests in the corporate joint ventures.

(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.

(3)	Consists of the Partnership’s refined product terminals, the Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point logistics assets.

(4)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

     An investor call with management regarding our fourth-quarter and year end results is scheduled for Thursday morning, January 20 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 3275353”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

     Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID# 3275353.

     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate substantially all of Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.9 million barrels of refined product terminal capacity and 16.0 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, and a 43.8 percent interest the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

     NOTE: Those statements made in this release that are not historical facts are forward-looking statements. Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s September 30, 2004 Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2004. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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